UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2011

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Bryce Blair, the Chairman and Chief Executive Officer of AvalonBay Communities, Inc., will retire from the position of CEO as of the close of business on December 31, 2011.  Beginning in 2012, Mr. Blair will remain as an executive officer of AvalonBay with the title Chairman of the Board and will devote at least half his working time during 2012 to AvalonBay matters.  In connection with these changes, on September 15, 2011, the Company’s Board of Directors approved the following changes to Mr. Blair’s compensation arrangements:

•                                  Mr. Blair’s long term equity award (“LTI”) in respect of 2011 service will be determined in the normal course following year end, but such LTI award will be made only in the form of a restricted stock grant (with the customary vesting provisions and other terms ordinarily used by AvalonBay) representing the full value of his LTI award (i.e., 100% of the value of the LTI award will be in the form of restricted stock, as opposed to the previously intended arrangement of 2/3 restricted stock and 1/3 employee stock options).

•                                  Mr. Blair will receive a base salary of $700,000 in 2012.  Mr. Blair will receive no LTI bonus in respect of 2012 service.  His target annual cash bonus for 2012 service will be $1,700,000, with the exact amount to be determined and paid following year end 2012.  Of such 2012 target cash bonus, (i) $435,000 will be calculated using the performance metrics and target, threshold and maximum percentages that would ordinarily apply to a cash bonus for Mr. Blair, and (ii) $1,265,000 will be calculated using the performance metrics and target, threshold and maximum percentages that would ordinarily apply to Mr. Blair’s LTI award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

September 19, 2011
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer